EXHIBIT 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

(“Agreement”)

Meridian Bioscience, Inc. (“The Company”) and Eric Rasmussen (“You” or “Rasmussen”), agree that:

1.    Last Day of Employment. Rasmussen’s last day of employment with the Company is June 21, 2019. Rasmussen’s responsibilities in his current capacity are complete as of June 21, 2019, and this will be termination date. The Company shall pay him his regular rate of pay through June 28, 2019.

2.    Consideration. In consideration for signing this Agreement, not revoking it, and complying with its terms, The Company agrees as follows:

(a)    The Company shall pay to You a lump sum payment of Four Hundred and Fifty Thousand dollars ($450,000.00) less lawful deductions, which equates to one year (1) of your regular base salary;

(b)    In lieu of your corporate bonus opportunity for FY 19, The Company shall pay to You a lump sum payment of Seventy-Five Thousand dollars ($75,000.00), less lawful deductions;

(c)    The Company shall pay up to 18 months of COBRA reimbursement, provided You had coverage prior to termination and provided You are eligible and elect COBRA continuation; such payments shall be made directly to the insurance provider; further, You agree to notify The Company if and when you have secured other benefits prior to the end of the 18 month period and agree to terminate COBRA coverage at that time; and

(d)    The Company shall pay to You a lump sum payment of Two Hundred and Twenty-Five Thousand dollars ($225,000.00), representing the Restricted Stock Units that would have otherwise been forfeited under the terms of The Company’s stock program and based on your contributions and work relating to The Company’s recent acquisition.

The Company will make the payments described in (a), (b), and (d) above within 10 business days after the Effective Date of this Agreement. This Agreement will become effective on the eighth day after You sign the Agreement, provided You do not revoke the Agreement as provided below (the “Effective Date”).

3.    No Consideration Absent Execution of this Agreement. You understand and agree that You would not receive the monies and/or benefits specified in Paragraph “2” above, except for your execution of this Agreement without revocation and the fulfillment of the promises contained herein. You agree you are not otherwise entitled to the payment you are receiving as consideration for this Agreement. You agree that the payment You receive under this Agreement is sufficient consideration in exchange for your obligations under this Agreement.

4.    General Release, Claims Not Released and Related Provisions

a.    General Release of All Claims. Rasmussen knowingly and voluntarily releases and forever discharges The Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Rasmussen has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of: Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (“ERISA”); The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967 (“ADEA”); The Older Workers Benefit Protection Act of 1990; The Worker Adjustment and Retraining Notification Act; The Fair Credit Reporting Act; The Family and Medical Leave Act; The Equal Pay Act; The Genetic Information Nondiscrimination Act of 2008; Ohio Revised Code §4112.01 and all its subparts; any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

b.    Claims Not Released. Rasmussen is not waiving any rights he may have to: (a) his own vested accrued employee benefits under The Company’s health, welfare, or retirement benefit plans, if any, as of the Separation Date; (b) pursue claims that by law cannot be waived by signing this Agreement; (c) enforce this Agreement; and/or (d) challenge the validity of this Agreement.

c.    Governmental Agencies. Nothing in this Agreement prohibits or prevents You from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or proceeding before any federal, state, or local government agency nor does anything in this Agreement preclude, prohibit, or otherwise limit Rasmussen’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Rasmussen agrees that if such an administrative claim is made, he shall not be entitled to recover any individual monetary relief or other individual remedies.

d.    Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Rasmussen waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which The Company or any other Releasee identified in this Agreement is a party.

5.    Acknowledgments and Affirmations. Rasmussen affirms that he has not filed, caused to be filed, or presently is a party to any claim against The Company.

Rasmussen also affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date he signs this Agreement. Rasmussen affirms that he has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Rasmussen will not make any defamatory comments, whether oral or written, about The Company, its officers, directors, employees, agents or its products, services or business. The Company’s officers and directors with whom Rasmussen worked shall not make defamatory comments about Rasmussen.

Rasmussen further affirms that he has no known workplace injuries or occupational diseases that have not been previously reported to The Company.

Rasmussen also affirms that he has not divulged any proprietary or confidential information of The Company and will continue to maintain the confidentiality of such information consistent with The Company’s policies and Rasmussen’s agreement(s) with The Company and/or common law.

Rasmussen affirms that during the term of employment, he has had access to and has become familiar with various trade secrets and other confidential and proprietary business information of the Company. Rasmussen agrees that to the best of his knowledge, the Company has taken reasonable steps to preserve the confidentiality of these trade secrets and other confidential and proprietary information. Rasmussen agrees not to disclose, directly or indirectly, or use in any way, any such trade secrets or other confidential or proprietary business information. Rasmussen also agrees that he has not taken with him originals or copies of any Company information, its trade secrets and other confidential or proprietary business information.

Rasmussen shall not apply in the future for employment with The Company at any time, and that if he does apply, The Company may reject the application pursuant to this Agreement.

Rasmussen affirms that all of The Company’s decisions regarding his pay and benefits through the date of his execution of this Agreement were not discriminatory or retaliatory.

6.    Cooperation. Rasmussen agrees that he will provide reasonable assistance and information necessary to the transition of his job responsibilities, if requested, including assistance relating to The Company’s recent acquisition and will provide reasonable assistance to and cooperation with The Company, if requested, regarding any federal, state or local government agency or department’s inquiries or investigations or any legal claims or litigation relating to the time he was employed by The Company. The Company will pay the reasonable attorneys’ fees and expenses incurred by Rasmussen, if any, if: (1) the Company requests Rasmussen’s assistance and cooperation in accordance with this paragraph; or (2) Rasmussen is legally required to participate in the governmental investigation, inquiry, or legal matter and is not the subject of and has not been accused of personal misconduct or acting outside his responsibilities as Chief Financial Officer in relation to such investigation, inquiry, or legal matter.

7.    Limited Disclosure and Return of Property. Rasmussen agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to his spouse, tax advisor, an attorney with whom Rasmussen chooses to consult regarding his consideration of this Agreement and/or any appropriate taxing authorities or to any federal, state, or local government agency if compelled by process of law.

       Rasmussen affirms that he has returned all of The Company’s property, documents, and/or any confidential information in his possession or control. Rasmussen also affirms that he is in possession of all of his property that he had at The Company’s premises and that The Company is not in possession of any of his property.

8.    Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Ohio without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

9.    Non-admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose an admission by Releasees of wrongdoing or unlawful conduct of any kind. The Company is furnishing the consideration for this Agreement in order to assist You with the transition to new employment.

10.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

11.    Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except Rasmussen’s Non-Competition, Non-Solicitation and/or Confidentiality Agreement, which remains in effect and is incorporated herein by reference. Rasmussen acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

12.    Required Disclosure. Rasmussen is advised that he has up to 21 calendar days to consider this Agreement. Rasmussen also is advised to consult with an attorney prior to his signing of this Agreement. Rasmussen may revoke this agreement for a period of seven (7) calendar days following the day he signs this Agreement. Any revocation within this period must be submitted, in writing, to Melissa McCarey, Vice President, Global Human Resources, and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Melissa McCarey or her designee, or mailed to Melissa McCarey at 3471 River Hills Dr., Cincinnati, OH 45244, and postmarked within seven (7) calendar days after You sign this Agreement. Any modifications or revisions to this Agreement do not restart the 7-day revocation period.

Rasmussen freely and knowingly, and after due consideration, enters into this Agreement intending to waive, settle and release all claims he has or might have against Releasees. Rasmussen acknowledges that he is competent to understand and execute this Agreement and he admits that he voluntarily executes this Agreement of his own free will and that he understands this Agreement.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

MERIDIAN BIOSCIENCE, INC.

		By:	/s/ Melissa J. McCarey
By:	/s/ Eric Rasmussen		Melissa J. McCarey
	Eric Rasmussen		VP, Global Human Resources

Date: June 21, 2019		Date: June 21, 2019